UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 3, 2012

U.S. AUTO PARTS NETWORK, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17150 South Margay Avenue, Carson, CA 90746

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (310) 735-0092

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 3, 2012, Theodore R. Sanders resigned as the Chief Financial Officer of U.S. Auto Parts Network, Inc. (the “Company”), effective immediately. In connection with his resignation, the Company entered into an Amended and Restated Employment Agreement (the “Amended Employment Agreement”) with Mr. Sanders, pursuant to which Mr. Sanders will serve as an Internal Consultant for the Company through June 17, 2012. The Amended Employment Agreement replaces and supersedes the Employment Agreement entered into with Mr. Sanders on March 29, 2010.

Pursuant to the terms of the Amended Employment Agreement, Mr. Sanders will receive an annual pro-rata base salary of $307,500 through the earlier of Mr. Sanders’ termination of employment with the Company or June 17, 2012. While Mr. Sanders will be employed on an at-will basis, the Amended Employment Agreement provides that in the event of his termination for any reason (other than for cause) or as a result of his own voluntary resignation with good reason, Mr. Sanders will be entitled to his salary through June 17, 2012 (payable in accordance with the Company’s regular pay practices) plus reimbursement for the cost of COBRA coverage until January 17, 2013.

(c) In connection with Mr. Sanders’ resignation, on January 3, 2012, the Company appointed David G. Robson, 45, as the Company’s Chief Financial Officer, effective immediately. Prior to his appointment as the Company’s Chief Financial Officer, Mr. Robson served as the Executive Vice President and Chief Administrative Officer at Mervyns’ LLC since 2007. From 2001 until 2007, Mr. Robson served as the Senior Vice President of Finance and Principal Accounting Officer for Guitar Center, Inc. Mr. Robson began his career in public accounting with the accounting firm Deloitte & Touche. Mr. Robson holds a B.S. in Accounting from the University of Southern California and is also a certified public accountant.

In connection with Mr. Robson’s appointment as Chief Financial Officer, Mr. Robson entered into an Employment Agreement (the “Employment Agreement”), pursuant to which Mr. Robson will receive an annual base salary of $300,000, subject to an annual performance review. Mr. Robson will also be eligible to receive an annual target incentive bonus of up to 50% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee of the Company’s Board of Directors. While Mr. Robson will be employed on an at-will basis, the Employment Agreement provides that in the event of his termination for any reason (other than for cause) or as a result of his own voluntary resignation with good reason, Mr. Robson will be entitled to severance payments equal to one year’s base salary (payable in accordance with the Company’s regular pay practices), plus a pro-rated portion of his target bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to twelve months following his termination of employment.

In connection with the Employment Agreement, Mr. Robson was granted a stock option to purchase 300,000 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2007 Omnibus Incentive Plan and a Non-Incentive Stock Option Agreement between the Company and Mr. Robson (the “Option Agreement”). The exercise price for the Option is $4.62, which was the closing sales price of the Company’s common stock as reported by Nasdaq on the date of grant. The Option vests over a four year period, with 25% vesting and becoming exercisable on January 3, 2013, and the remainder of which vests and becomes exercisable in 36 equal monthly installments thereafter.

On January 4, 2012, the Company issued a press release announcing Mr. Robson’s appointment as its Chief Financial Officer and Mr. Sanders’ transition as an Internal Consultant for the Company. A copy of this press release is attached as Exhibit 99.1 hereto.

The foregoing descriptions of the Amended Employment Agreement, the Employment Agreement and the Option Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of those documents attached hereto.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.62	Amended and Restated Employment Agreement dated January 3, 2012 between the Company and Theodore R. Sanders.

10.63	Employment Agreement dated January 3, 2012 between the Company and David G. Robson.

10.64	Non-Incentive Stock Option Agreement dated January 3, 2012 between the Company and David G. Robson.

99.1	Press Release dated January 4, 2012 of U.S. Auto Parts Network, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 4, 2012	U.S. AUTO PARTS NETWORK, INC.

	By:	/s/ SHANE EVANGELIST
Shane Evangelist Chief Executive Officer